CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 10, 2013 with respect to the consolidated financial statements for the year ended December 31, 2012 and 2011 included in the Amendment No. 2 to the Registration Statement (Form S-1 No. 333-193976) incorporated by reference in this Registration Statement (Form S-1MEF) of Enerjex Resources, Inc. We consent to the inclusion in the Amendment No. 2 to Registration Statement (Form S-1 No. 333-193976) incorporated by reference in this Registration Statement (Form S-1MEF) of the aforementioned reports, and to the use of our name as it appears under the caption "Expert."

/s/ Samyn & Martin, LLC
Samyn & Martin, LLC (formerly Weaver Martin & Samyn, LLC)
Certified Public Accountants

Kansas City, Missouri

June 16, 2014